Exhibit 5.13

May 20, 2021

By EDGAR

Nouveau Monde Graphite Inc.

331 rue Brassard
Saint-Michel-des-Saints, Québec
Canada J0K 3B0

Dear Sirs/Mesdames:

Nouveau Monde Graphite Inc. Base Shelf Prospectus dated May 19, 2021

We hereby consent to references to our firm name on the cover page and under the headings “Interests of Experts” and “Legal Matters” in the Base Shelf Prospectus dated May 19, 2021 attached to this registration statement on Form F-10 filed by Nouveau Monde Graphite Inc. with the United States Securities and Exchange Commission.

Yours truly,

/s/ Stein Monast LLP

Stein Monast LLP

Stein Monast Building

70 Dalhousie Street, Suite 300

Quebec City QC, Canada G1K 4B2

418.529.6531/514.360.6531